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                                                                     Exhibit 4.5

                                  VillageEDOCS

                      UNSECURED CONVERTIBLE PROMISSORY NOTE

                                                                    ______, 20__
$___________                                                  Tustin, California


FOR VALUE RECEIVED, the undersigned, VillageEDOCS (the "Maker"), hereby promises to pay to the order of _____________ (the "Lender"), the principal sum of ____________ Dollars ($_______) together with interest earned thereon from the date on which funds were initially deposited in the Maker's bank, Sunwest Bank. Interest will be earned at the per annum rate equal to ten percent (10%). Principal and interest are payable as described herein.

No payments of interest or principal may be made prior to January 31, 2002, unless a waiver is obtained by VillageEDOCS from El Camino Resources Ltd., as set forth in the Lease Agreement between VillageEDOCS and El Camino Resources Ltd. Any payment pursuant hereto shall first be applied to interest due and owing at the date of such payment. Whatever remains after the amount of such interest is deducted from such payment shall be applied to the principal balance due hereunder, and the interest upon that portion of principal so credited shall thereupon cease.

Maker shall have the right, without penalty, to prepay the indebtedness represented hereby in part or in full at any time or times during the term hereof, but after January 31, 2002. Any payment pursuant hereto shall first be applied to interest due and owing at the date of such payment. Whatever remains after the amount of such interest is deducted from such payment shall be applied to the principal balance due hereunder, and the interest upon that portion of principal so credited shall thereupon cease.

If any payment of principal of and/or accrued interest on this Note is not paid as and when due and payable hereunder, it shall thereupon accrue, and Maker hereby expressly agrees to pay as liquidated damages and not as a penalty, interest on the remaining unpaid balance of principal and accrued but unpaid interest at the rate stated above until all unpaid principal and interest is paid in full.

Not withstanding anything in the Note to the contrary, Maker hereby agrees that the principal amount of this Note and any interest accrued thereon shall be repaid at the Lender's option, whenever one of the following events occurs:

     (a)   A controlling interest in the Maker is acquired by a third party; or
     (b)   October 31, 2003; or
     (c) The Maker receives net cash proceeds from an equity financing of $5,000,000 or more, subsequent to the date of this Note.

In the event that Maker achieves the above equity financing, Lender shall have the option to convert any remaining unpaid balance of principal and accrued but unpaid interest into shares of Common Stock of the Maker (the "Common Stock") at a conversion price of $2.50 per share, or equal to the price per share of the Common Stock issued in the equity financing described above, whichever price is lower. Lender must notify the Maker in writing 15 business days prior to the closing of the equity financing regarding the Lender's desire to convert to Common Stock, or have the remaining unpaid balance of principal and accrued but unpaid interest paid in cash.

In the event that Maker is acquired prior to this Note being repaid, Lender shall have the option to convert any remaining unpaid balance of principal and accrued but unpaid interest into shares of Common Stock

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of the Maker at a conversion price of $2.50 per share, or equal to the price per share paid for the Maker by the acquirer, whichever price is lower. Lender must notify the Maker in writing 15 business days prior to the closing of the acquisition transaction regarding the Lender's desire to convert to Common Stock, or have the remaining unpaid balance of principal and accrued interest be paid in cash. In the event that this conversion option related to the Maker being acquired potentially causes an acquisition to not be consummated, the Maker reserves the unilateral right to eliminate this conversion option and repay the unpaid balance of principal and accrued interest in cash.

In the event any judicial proceedings are instituted to enforce or interpret the rights and obligations of Maker and Lender under this Note, the prevailing party in such proceedings shall be entitled to reasonable attorney's fees and costs.

This Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of California. This Note may not be changed, amended or modified orally. Should any provision of this Note be declared or be determined by any court to be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Note, and the legality, validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Maker has caused this Unsecured Promissory Note to be executed by its duly authorized officer.

VillageEDOCS  (Maker)



By:________________________________                     Date:___________________
     K. Mason Conner
     President and Chief Executive Officer




Agreed:____________________________                     Date:___________________

Printed name of Lender:  __________________



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